Exhibit 99.1

Equinix Reports First Quarter 2009 Results

  Increased quarterly revenues to $199.2 million, a 4% increase over the previous quarter and a 26% increase over the same quarter last year
  Increased quarterly adjusted EBITDA to $91.4 million, a 9% increase over the previous quarter and a 47% increase over the same quarter last year
  Maintains 2009 annual revenue guidance of $855.0 million to $875.0 million and tightens EBITDA guidance to $370.0 million to $385.0 million

FOSTER CITY, Calif.--(BUSINESS WIRE)--April 22, 2009--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today reported results for the quarter ended March 31, 2009.

Revenues were $199.2 million for the quarter, a 4% increase over the previous quarter, and a 26% increase over the same quarter last year, including a negative impact due to foreign currency fluctuations of $1.1 million. Recurring revenues, consisting primarily of colocation, interconnection and managed services, were $191.3 million for the first quarter, a 5% increase over the previous quarter, and a 27% increase over the same quarter last year. Non-recurring revenues were $7.9 million in the quarter, consisting primarily of professional services and installation fees.

Cost of revenues was $111.8 million for the quarter, a 3% increase over the previous quarter and an 18% increase over the same quarter last year. Excluding depreciation, amortization, accretion and stock-based compensation expense of $39.9 million for the quarter, cost of revenues was $71.9 million for the quarter, which the Company refers to as cash cost of revenues, a 9% increase over the previous quarter, and a 16% increase over the same quarter last year. Cash gross margins, defined as gross profit less depreciation, amortization, accretion and stock-based compensation expense, divided by revenues, for the quarter were 64%, down from 65% the previous quarter and up from 61% the same quarter last year.

Selling, general and administrative expenses were $49.5 million for the quarter, an 11% decrease from the previous quarter and flat over the same quarter last year. Excluding depreciation, amortization and stock-based compensation expense of $13.6 million for the quarter, selling, general and administrative expenses were $35.9 million for the quarter, which the Company refers to as cash selling, general and administrative expenses, an 11% decrease over the previous quarter, and a 5% increase over the same quarter last year. The Company recorded a reversal of a previously-recorded restructuring charge totaling $5.8 million in the quarter as a result of the Company’s decision to utilize a space previously abandoned in order to expand its original Los Angeles IBX center. Interest and other expenses, net, was $16.6 million for the quarter, a 13% increase over the previous quarter, and a 71% increase over the same quarter last year.

The Company recorded income tax expense in the quarter of $11.6 million as compared to an $88.0 million income tax benefit in the previous quarter and $0.5 million of income tax expense in the same quarter last year. This was primarily a result of the Company’s decision in the fourth quarter of 2008 to release the valuation allowance against the Company’s net deferred tax assets related to its domestic and Australian operations. As a result, net income for the first quarter was $15.5 million as compared to net income of $97.9 million in the previous quarter and net income of $3.8 million in the same quarter last year. This represents a basic net income per share of $0.41 and diluted net income per share of $0.40 based on a weighted average share count of 37.9 million and 38.7 million, respectively, for the first quarter of 2009.

Adjusted EBITDA, defined as income or loss from operations before depreciation, amortization, accretion, stock-based compensation expense and restructuring charges for the quarter was $91.4 million, an increase of 9% from the previous quarter, and up 47% from the same quarter last year.

“Equinix delivered strong results in the first quarter despite a challenging economic environment,” said Steve Smith, president and CEO of Equinix. “Our commitment to investing in disciplined and measured expansion for our customers will provide us a long-term competitive advantage.”

As of March 31, 2009, the Company’s cash, cash equivalents and investments were $284.0 million, as compared to $307.9 million as of December 31, 2008.

Capital expenditures in the first quarter were $75.0 million, of which $10.3 million was attributed to ongoing capital expenditures and $64.7 million was attributed to expansion capital expenditures.

“Equinix achieved higher-than-expected cash gross margin growth and adjusted EBITDA performance in the first quarter,” said Keith Taylor, chief financial officer of Equinix. “With our strong balance sheet, continued focus on our discretionary spend levels, and the favorable operating cash flow attributes of our business model, we have a solid financial foundation to build on our market leadership position in 2009.”

Company Metrics

  To view Equinix's Non-Financial Metrics, please visit the Investors section of Equinix's web site at www.equinix.com/investors and click on View Equinix’s Non-Financial Metrics

Adoption of Recent Accounting Pronouncements

As a result of the Company’s adoption of FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion” and FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” effective January 1, 2009, the Company adjusted its comparative condensed consolidated financial statements previously issued to reflect such changes in accounting principle.

Business Outlook

For the second quarter of 2009, the Company expects revenues to be in the range of $206.0 to $210.0 million. Cash gross margins are expected to range between 63% and 64% and includes incremental costs from expansion IBX centers opening in the quarter. Cash selling, general and administrative expenses are expected to be approximately $39.0 million. Adjusted EBITDA for the quarter is expected to be between $92.0 and $94.0 million. Capital expenditures for the second quarter of 2009 are expected to be $110.0 to $120.0 million, comprised of approximately $20.0 million of ongoing capital expenditures and $90.0 to $100.0 million of expansion capital expenditures.

For the full year of 2009, total revenues are expected to be in the range of $855.0 to $875.0 million. Total year cash gross margins are expected to range between 62% and 63% and includes incremental costs from our expansion IBX centers opening throughout the remainder of the year. Cash selling, general and administrative expenses are expected to range between $160.0 million and $170.0 million. Adjusted EBITDA for the year is expected to be between $370.0 and $385.0 million. Capital expenditures for 2009 are expected to be in the range of $325.0 to $375.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $265.0 to $315.0 million of expansion capital expenditures. Expansion capital expenditures are for the announced expansions in the Amsterdam, Chicago, Frankfurt, Hong Kong, London, Los Angeles, New York, Paris and Singapore markets.

The Company will discuss its results and guidance on its quarterly conference call on Wednesday, April 22, 2009, at 5:30 p.m. ET (2:30 p.m. PT). To hear the conference call live, please dial 1-210-234-0004 (domestic and international) and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com/investors.

A replay of the call will be available beginning on Wednesday, April 22, 2009, at 7:30 p.m. (ET) through May 22, 2009 by dialing 1-402-220-4602. In addition, the Webcast will be available on the Company's Web site at www.equinix.com/investors. No password is required for either method of replay.

About Equinix

Equinix, Inc. (Nasdaq:EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 42 International Business Exchange™ (IBX®) data centers across 18 markets in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company's current or future operating performance. These non-cash or non-recurring items are depreciation, amortization, accretion, stock-based compensation and restructuring charges. Legislative and regulatory requirements encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix's lenders, investors, and industry analysts who review and report on the Company, to better evaluate the Company's operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of our IBX centers and do not reflect our current or future cash spending levels to support our business. Our IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of our IBX centers do not recur and future capital expenditures remain minor relative to our initial investment. This is a trend we expect to continue. In addition, depreciation is also based on the estimated useful lives of our IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company's current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company's current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, we, and many investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of our operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company's decision to exit leases for excess space adjacent to several of our IBX centers, which we did not intend to build out, or our decision to reverse such restructuring charges. Management believes such items as restructuring charges are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, we have presented such non-GAAP financial measures to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what management believes to be our core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated for the three months ended March 31, 2009 and 2008, presented within this press release.

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - GAAP PRESENTATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
		As Adjusted	As Adjusted
	March 31,	December 31,	March 31,
	2009	2008	2008

Recurring revenues	$191,287	$182,816	$150,359
Non-recurring revenues	7,944	7,867	7,859
Revenues	199,231	190,683	158,218

Cost of revenues	111,805	108,346	94,509
Gross profit	87,426	82,337	63,709

Operating expenses:
Sales and marketing	14,403	20,263	15,351
General and administrative	35,150	35,214	34,376
Restructuring charges	(5,833)	2,343	-
Total operating expenses	43,720	57,820	49,727

Income from operations	43,706	24,517	13,982

Interest and other income (expense):
Interest income	916	1,120	3,441
Interest expense	(13,451)	(16,498)	(15,195)
Other income (expense)	(4,106)	705	2,040
Total interest and other, net	(16,641)	(14,673)	(9,714)

Net income before income taxes	27,065	9,844	4,268

Income tax benefit (expense)	(11,608)	88,019	(471)

Net income	$15,457	$97,863	$3,797

Net income per share:

Basic net income per share	$0.41	$2.61	$0.10

Diluted net income per share	$0.40	$2.33	$0.10

Shares used in computing basic net income per share	37,861	37,549	36,691

Shares used in computing diluted net income per share	38,739	43,790	37,445

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP PRESENTATION
(in thousands)
(unaudited)

		Three Months Ended
			As Adjusted	As Adjusted
		March 31,	December 31,	March 31,
		2009	2008	2008

Recurring revenues		$191,287	$182,816	$150,359
Non-recurring revenues		7,944	7,867	7,859
	Revenues (1)	199,231	190,683	158,218

Cash cost of revenues (2)		71,939	66,230	61,761
	Cash gross profit (3)	127,292	124,453	96,457

Cash operating expenses (4):
	Cash sales and marketing expenses (5)	10,646	15,747	11,477
	Cash general and administrative expenses (6)	25,268	24,606	22,711
	Total cash operating expenses (7)	35,914	40,353	34,188

Adjusted EBITDA (8)		$91,378	$84,100	$62,269

Cash gross margins (9)		64%	65%	61%

Adjusted EBITDA margins (10)		46%	44%	39%

Adjusted EBITDA flow-through rate (11)		85%	103%	78%

(1)	The geographic split of our revenues on a services basis is presented below:

	United States Revenues:

	Colocation	$99,004	$95,158	$75,297
	Interconnection	21,516	21,809	19,019
	Managed infrastructure	569	562	554
	Rental	161	116	248
	Recurring revenues	121,250	117,645	95,118
	Non-recurring revenues	3,644	3,856	4,078
	Revenues	124,894	121,501	99,196

	Asia-Pacific Revenues:

	Colocation	19,218	17,142	11,811
	Interconnection	2,296	2,096	1,535
	Managed infrastructure	3,535	3,367	3,662
	Rental	-	-	-
	Recurring revenues	25,049	22,605	17,008
	Non-recurring revenues	1,488	1,414	1,165
	Revenues	26,537	24,019	18,173

	Europe Revenues:

	Colocation	40,227	37,306	34,241
	Interconnection	1,385	1,650	1,594
	Managed infrastructure	3,273	3,510	2,284
	Rental	103	100	114
	Recurring revenues	44,988	42,566	38,233
	Non-recurring revenues	2,812	2,597	2,616
	Revenues	47,800	45,163	40,849

	Worldwide Revenues:

	Colocation	158,449	149,606	121,349
	Interconnection	25,197	25,555	22,148
	Managed infrastructure	7,377	7,439	6,500
	Rental	264	216	362
	Recurring revenues	191,287	182,816	150,359
	Non-recurring revenues	7,944	7,867	7,859
	Revenues	$199,231	$190,683	$158,218

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$111,805	$108,346	$94,509
	Depreciation, amortization and accretion expense	(38,772)	(40,910)	(31,778)
	Stock-based compensation expense	(1,094)	(1,206)	(970)
	Cash cost of revenues	$71,939	$66,230	$61,761

	The geographic split of our cash cost of revenues is presented below:

	U.S. cash cost of revenues	$38,601	$37,256	$33,006
	Asia-Pacific cash cost of revenues	9,811	9,517	7,769
	Europe cash cost of revenues	23,527	19,457	20,986
	Cash cost of revenues	$71,939	$66,230	$61,761

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expenses as operating expenses less depreciation, amortization, stock-based compensation, restructuring charges and gains on asset sales. We also refer to cash operating expenses as cash selling, general and administrative expenses or "cash SG&A".

(5)	We define cash sales and marketing expenses as sales and marketing expenses less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expenses	$14,403	$20,263	$15,351
	Depreciation and amortization expense	(1,577)	(1,300)	(1,573)
	Stock-based compensation expense	(2,180)	(3,216)	(2,301)
	Cash sales and marketing expenses	$10,646	$15,747	$11,477

(6)	We define cash general and administrative expenses as general and administrative expenses less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expenses	$35,150	$35,214	$34,376
	Depreciation and amortization expense	(1,618)	(1,896)	(2,595)
	Stock-based compensation expense	(8,264)	(8,712)	(9,070)
	Cash general and administrative expenses	$25,268	$24,606	$22,711

(7)	Our cash operating expenses, or cash SG&A, as defined above, is presented below:

	Cash sales and marketing expenses	$10,646	$15,747	$11,477
	Cash general and administrative expenses	25,268	24,606	22,711
	Cash SG&A	$35,914	$40,353	$34,188

	The geographic split of our cash operating expenses, or cash SG&A, is presented below:

	U.S. cash SG&A	$23,330	$24,069	$20,054
	Asia-Pacific cash SG&A	4,690	5,409	5,034
	Europe cash SG&A	7,894	10,875	9,100
	Cash SG&A	$35,914	$40,353	$34,188

(8)	We define adjusted EBITDA as income from operations less depreciation, amortization, accretion, stock-based compensation expense and restructuring charges as presented below:

	Income from operations	$43,706	$24,517	$13,982
	Depreciation, amortization and accretion expense	41,967	44,106	35,946
	Stock-based compensation expense	11,538	13,134	12,341
	Restructuring charges	(5,833)	2,343	-
	Adjusted EBITDA	$91,378	$84,100	$62,269

	The geographic split of our adjusted EBITDA is presented below:

	U.S. income from operations	$33,941	$21,458	$13,255
	U.S. depreciation, amortization and accretion expense	26,039	26,208	23,243
	U.S. stock-based compensation expense	8,816	10,167	9,638
	U.S. restructuring charges	(5,833)	2,343	-
	U.S. adjusted EBITDA	62,963	60,176	46,136

	Asia-Pacific income from operations	4,339	1,686	675
	Asia-Pacific depreciation, amortization and accretion expense	6,327	5,873	3,624
	Asia-Pacific stock-based compensation expense	1,370	1,534	1,071
	Asia-Pacific adjusted EBITDA	12,036	9,093	5,370

	Europe income from operations	5,426	1,373	52
	Europe depreciation, amortization and accretion expense	9,601	12,025	9,079
	Europe stock-based compensation expense	1,352	1,433	1,632
	Europe adjusted EBITDA	16,379	14,831	10,763

	Adjusted EBITDA	$91,378	$84,100	$62,269

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	U.S. cash gross margins	69%	69%	67%

	Asia-Pacific cash gross margins	63%	60%	57%

	Europe cash gross margins	51%	57%	49%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	U.S. adjusted EBITDA margins	50%	50%	47%

	Asia-Pacific adjusted EBITDA margins	45%	38%	30%

	Europe adjusted EBITDA margins	34%	33%	26%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$91,378	$84,100	$62,269
	Less adjusted EBITDA - prior period	(84,100)	(76,973)	(47,062)
	Adjusted EBITDA growth	$7,278	$7,127	$15,207

	Revenues - current period	$199,231	$190,683	$158,218
	Less revenues - prior period	(190,683)	(183,735)	(138,714)
	Revenue growth	$8,548	$6,948	$19,504

	Adjusted EBITDA flow-through rate	85%	103%	78%

EQUINIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

		As Adjusted
Assets	March 31,	December 31,
	2009	2008

Cash and cash equivalents	$222,049	$220,207
Short-term investments	29,720	42,112
Accounts receivable, net	60,022	66,029
Deferred tax assets	27,063	35,936
Other current assets	18,231	15,227
Total current assets	357,085	379,511
Long-term investments	32,206	45,626
Property, plant and equipment, net	1,512,908	1,492,830
Goodwill	335,259	342,829
Intangible assets, net	49,378	50,918
Deferred tax assets	81,521	82,066
Other assets	48,632	57,794
Total assets	$2,416,989	$2,451,574

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$78,987	$74,317
Accrued property and equipment	53,336	89,518
Current portion of capital lease and other financing obligations	5,675	4,499
Current portion of mortgage and loans payable	51,929	52,054
Current portion of convertible debt	19,150	19,150
Other current liabilities	47,247	50,455
Total current liabilities	256,324	289,993
Capital lease and other financing obligations, less current portion	131,864	133,031
Mortgage and loans payable, less current portion	371,406	386,446
Convertible debt, less current portion	611,025	608,510
Other liabilities	113,174	116,933
Total liabilities	1,483,793	1,534,913

Common stock	38	38
Additional paid-in capital	1,540,583	1,524,834
Accumulated other comprehensive income (loss)	(167,471)	(152,800)
Accumulated deficit	(439,954)	(455,411)
Total stockholders' equity	933,196	916,661

Total liabilities and stockholders' equity	$2,416,989	$2,451,574

Ending headcount by geographic region is as follows:

U.S. headcount	668	646
Asia-pacific headcount	198	190
Europe headcount	307	279
Total headcount	1,173	1,115

EQUINIX, INC.
SUMMARY OF DEBT OUTSTANDING
(in thousands)
(unaudited)

		As Adjusted
	March 31,	December 31,
	2009	2008

Capital lease and other financing obligations	$137,539	$137,530

European financing	126,083	130,981
Chicago IBX financing	109,991	109,991
Mortgage payable	93,705	94,362
Asia-Pacific financing	79,526	87,009
Netherlands financing	6,710	6,485
Other note payable	7,320	9,672
Total mortgage and loans payable	423,335	438,500

Convertible debt, net	630,175	627,660
Plus debt discount	34,961	37,476
Total convertible debt principle	665,136	665,136

Total debt outstanding	$1,226,010	$1,241,166

EQUINIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
		As Adjusted	As Adjusted
	March 31,	December 31,	March 31,
	2009	2008	2008

Cash flows from operating activities:
Net income	$15,457	$97,863	$3,797
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, amortization and accretion	41,967	44,106	35,946
Stock-based compensation	11,538	13,134	12,341
Debt issuance costs and debt discount	2,437	2,888	3,004
Restructuring charges	(5,833)	2,343	-
Other reconciling items	2,774	2,201	385
Changes in operating assets and liabilities:
Accounts receivable	4,812	(5,369)	2,506
Deferred tax assets, net	8,871	(94,229)	-
Accounts payable and accrued expenses	6,282	4,922	1,107
Other assets and liabilities	(1,601)	8,436	3,898
Net cash provided by operating activities	86,704	76,295	62,984
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	23,620	81,583	28,918
Purchase of Virtu, less cash acquired	-	-	(23,241)
Purchases of other property and equipment	(74,969)	(165,582)	(125,643)
Accrued property and equipment	(33,872)	40,111	(3,065)
Other investing activities	7,336	698	(13,169)
Net cash used in investing activities	(77,885)	(43,190)	(136,200)
Cash flows from financing activities:
Proceeds from employee equity awards	4,062	143	7,238
Proceeds from mortgage and loans payable	744	40,272	41,882
Repayment of capital lease and other financing obligations	(969)	(958)	(966)
Repayment of mortgage and loans payable	(7,210)	(7,840)	(3,092)
Other financing activities	(252)	539	(464)
Net cash provided by (used in) financing activities	(3,625)	32,156	44,598
Effect of foreign currency exchange rates on cash and cash equivalents	(3,352)	(5,739)	(1,181)
Net increase (decrease) in cash and cash equivalents	1,842	59,522	(29,799)
Cash and cash equivalents at beginning of period	220,207	160,685	290,633
Cash and cash equivalents at end of period	$222,049	$220,207	$260,834

Free cash flow (1)	$(14,801)	$(48,478)	$(102,134)

Adjusted free cash flow (2)	$(14,801)	$(48,478)	$(78,893)

(1)	We define free cash flow as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$86,704	$76,295	$62,984
Net cash used in investing activities as presented above	(77,885)	(43,190)	(136,200)
Purchases, sales and maturities of investments, net	(23,620)	(81,583)	(28,918)
Free cash flow (negative free cash flow)	$(14,801)	$(48,478)	$(102,134)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases or sales of real estate and acquisitions and proceeds from asset sales as presented below:

Free cash flow (as defined above)	$(14,801)	$(48,478)	$(102,134)
Less purchase of Virtu, less cash acquired	-	-	23,241
Adjusted free cash flow (negative adjusted free cash flow)	$(14,801)	$(48,478)	$(78,893)

CONTACT:
K/F Communications, Inc.
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com
or
Equinix, Inc.
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@equinix.com